EXHIBIT 23.2

Randall N. Drake, C.P.A.
1981 Promenade Way
Clearwater, Florida 33760

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The Board of Directors
Technology Resources, Inc.
2424 Madrid Avenue
Safety Harbor, Florida 33701

Independent Auditor's Consent

I consent to the inclusion in this Registration Statement on Form SB-2 of the Reports dated February 3, 2004 with respect to my audit of the financial statements of Technology Resources, Inc. as of December 31, 2001, 2002, and 2003 and for the years then ended, and reports dated August 7, 2004 with respect to my audit of the financial statements of Technology Resources, Inc as of June 30, 2004 and the six months period then ended. I also consent to the reference to my firm under the caption "Experts" in such Registration Statement.

Dated: August 7, 2004

/s/ RANDALL N. DRAKE C.P.A.
RANDALL N. DRAKE, C.P.A.

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Telephone: 727-535-9764
Fax: 727-521-2825